EXHIBIT 20.1

                            LOAN AGREEMENT
                            (Acquisition)


     THIS LOAN AGREEMENT (this "Agreement") is made as of April 21, 2000, by and between FFCA ACQUISITION CORPORATION, a Delaware corporation ("FFCA"), whose address is 17207 North Perimeter Drive, Scottsdale, Arizona 85255, and UNI REALTY OF WILKES-BARRE, L.P., a Delaware limited partnership ("Debtor"), whose address is 477 East Beaver Avenue, State College, Pennsylvania 16801-5690.

                             PRELIMINARY STATEMENT:

    Unless otherwise expressly provided herein, all defined terms used in this Agreement shall have the meanings set forth in Section
1. Debtor has requested from FFCA, and applied for, the Loans to provide long-term financing for the Premises, and for no other purpose whatsoever. Each Loan will be evidenced by a Note and secured by a first priority security interest in the corresponding
Premises pursuant to a Mortgage. FFCA has committed to make the Loans pursuant to the terms and conditions of the Commitment, this Agreement and the other Loan Documents.

                             AGREEMENT:

     In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

     1. Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

     "Action" has the meaning set forth in Section 10.A(4).

     "Affiliate" means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, "controls", "under common control with" and "controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

     "Business Day" means any day on which FFCA is open for business other than a Saturday, Sunday or a legal holiday, ending at 5:00 PM Phoenix, Arizona time.

     "Capital Lease" has the meaning set forth in Section 7.B.

     "Closing" has the meaning set forth in Section 4.

     "Closing Date" has the meaning set forth in Section 4.

     "Code" means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

     "Commitment" means that certain Commitment Letter dated February 4, 2000 (as amended February 28, 2000), between FFCA and Lessee, and any amendments or supplements thereto.

     "Counsel" means legal counsel to Debtor and Lessee, licensed in the state(s) in which (i) the Premises are located, (ii) Debtor is incorporated or formed and (iii) Debtor and Lessee reside or maintain their chief executive offices, as selected by Debtor and approved by FFCA.

     "Debt" has the meaning set forth in Section 7.B.

     "Debtor Entities" means, collectively, Debtor and Lessee and any Affiliate of Debtor and Lessee.

     "Default Rate"  has the meaning set forth in the Notes.

     "Depreciation and Amortization" has the meaning set forth in
Section 7.B.

     "Disclosures" has the meaning set forth in Section 14.P.

     "Environmental Condition" means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding any of the Premises, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against Debtor, Lessee or FFCA by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of Debtor's or Lessee's business at the Premises and/or the operation of the business of any other property owner or operator in the vicinity of the Premises and/or any activity or operation formerly conducted by any person or entity on or off the Premises.

     "Environmental Indemnity Agreement" or "Environmental Indemnity Agreements" means, as the context may require, the environmental indemnity agreement dated as of the date of this Agreement to be executed by Debtor for the benefit of the Indemnified Parties and such other parties as are identified in such agreement with respect to a Premises or the environmental indemnity agreements dated as of the date of this Agreement to be executed by Debtor for the benefit of the Indemnified Parties and such other parties as are identified in such agreement with respect to all of the Premises, as the same may be amended from time to time. An Environmental Indemnity Agreement will be executed for each Premises.

     "Environmental Insurer" means American International Specialty Lines Insurance Company or such other environmental insurance company as FFCA may select.

     "Environmental Laws" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to Hazardous Materials, Regulated Substances or USTs and/or the protection of human health or the environment by reason of a Release or a Threatened Release of Hazardous Materials or Regulated Substances or relating to liability for or costs of Remediation or prevention of Releases. "Environmental Laws" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to USTs); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. "Environmental Laws" also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the property; requiring notification or disclosure of Releases or other environmental condition of the Premises to any Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements relating to Hazardous
Materials, Regulated Substances or USTs in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to Hazardous Materials, Regulated Substances or USTs; and relating to wrongful death, personal injury, or property or other damage in connection with the physical condition or use of the Premises by reason of the presence of Hazardous Materials, Regulated Substances or USTs in, on, under or above the Premises.

     "Environmental Policies" means environmental insurance policies issued by Environmental Insurer to FFCA with respect to the Premises, which Environmental Policies shall be in form and substance satisfactory to FFCA in its sole discretion.

     "Equipment Loan Agreement" means that certain Equipment Loan
Agreement dated as of the date of this Agreement between FFCA and Lessee, as the same may be amended from time to time.


     "Equipment Note" has the meaning set forth in the Equipment Loan
Agreement.

     "Equipment Payment Amount" has the meaning set forth in Section
7.B.

     "Event of Default" has the meaning set forth in Section 10.

     "FCCR Amount" has the meaning set forth in Section 10.A(6).

     "Fee" means an underwriting, valuation, processing and commitment fee equal to 1.0% of the sum of the Loan Amounts for all of the Premises, which Fee shall be payable as set forth in Section 3.


     "FFCA Payments" has the meaning set forth in Section 7.B.

     "FFCA Entities" means, collectively, FFCA, Franchise Finance and any Affiliate of FFCA or Franchise Finance.

     "Fixed Charge Coverage Ratio" has the meaning set forth in
Section 7.B.

     "Franchise Finance" means Franchise Finance Corporation of
America, a Delaware corporation, and its successors.

     "GAAP" means generally accepted accounting principles consistently applied.

     "Governmental Authority" means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, the state(s) where the Premises are located or any political subdivision thereof.

     "Gross Gas Profits" has the meaning set forth in Section 7.B.

     "Gross Sales" has the meaning set forth in Section 7.B.

     "Hazardous Materials" means (a) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contains dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent, or any petroleum product; (c) any substance, gas, material or chemical which is or may be defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," "hazardous wastes," "regulated substances" or words of similar import under any Environmental Laws; and (d) any other chemical, material, gas or substance the exposure to or release of which is or may be prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over the Premises or the operations or activity at the Premises, or any chemical, material, gas or substance that does or may pose a hazard to the health and/or safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises.

     "Indemnified Parties" has the meaning set forth in Section 12.

     "Interest Expense" has the meaning set forth in Section 7.B.

     "Lessee" means Uni-Marts, Inc., a Delaware corporation, and its successors and permitted assigns.

     "Loan" or "Loans" means, as the context may require, the loan for each Premises, or the loans for all of the Premises, described in
Section 2.

     "Loan Amount" or "Loan Amounts" means, as the context may require, the aggregate amount set forth in Section 2 or, with respect to each Premises, the individual amount set forth in Exhibit A.

     "Loan Documents" means, collectively, this Agreement, the Notes, the Mortgages, the Environmental Indemnity Agreements, the UCC-1
Financing Statements and all other documents, instruments and agreements executed in connection therewith or contemplated thereby.

     "Loan Pool" means:

     (i) in the context of a Securitization, any pool or group of loans that are a part of such Securitization;

     (ii) in the context of a Transfer, all loans which are sold, transferred or assigned to the same transferee; and

     (iii) in the context of a Participation, all loans as to which participating interests are granted to the same participant.


     "Lost Note" has the meaning set forth in Section 7.C.

     "Master Lease" means the lease between Debtor, as lessor, and Lessee, as lessee, with respect to all of the Premises, as the same may be amended from time to time.

     "Material Adverse Effect" means a material adverse effect on (i) the business, condition, worth or operations of Debtor, Lessee, or any or all of the Premises, including, without limitation, the operation of any of the Premises as a Uni-Mart Facility and/or the value of any or all of the Premises, or (ii) Debtor's ability to perform the obligations under the Loan Documents.

     "Memoranda" has the meaning set forth in Section 9.L.

     "Modified FCCR Amount" has the meaning set forth in Section
10.A(6).

     "Mortgage" or "Mortgages" means, as the context may require, the deed of trust or mortgage dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to a Premises or the deeds of trust or mortgages dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to all of the Premises, as the same may be amended from time to time. A Mortgage will be executed for each Premises.

     "Net Income" has the meaning set forth in Section 7.B.

     "Note" or "Notes" means, as the context may require, the promissory note dated as of the date of this Agreement to be executed by Debtor in favor of FFCA evidencing a Loan with respect to a Premises or the promissory notes dated as of the date of this Agreement to be executed by Debtor in favor of FFCA evidencing the Loans with respect to all of the Premises, as the same may be amended, restated and/or substituted from time to time, including, without limitation, as a result of the payment of the FCCR Amount or the Modified FCCR Amount pursuant to Section 10. A Note will be executed for each Premises in the Loan Amount corresponding to such Premises.


     "Operating Lease Expense" has the meaning set forth in Section
7.B.

     "Other Agreements" means, collectively, all agreements and instruments between, among or by (1) any of the Debtor Entities, and, or for the benefit of, (2) any of the FFCA Entities, including, without limitation, promissory notes and guaranties; provided, however, the term "Other Agreements" shall not include the agreements and instruments defined as the Loan Documents.

     "Participation" means one or more grants by FFCA or any of the other FFCA Entities to a third party of a participating interest in notes evidencing obligations to repay secured or unsecured loans owned by FFCA or any of the other FFCA Entities or any or all servicing rights with respect thereto.

     "Permitted Amounts" means, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms the use, storage or release of which does not constitute a violation of or require regulation under any Environmental Laws and is customarily employed in the ordinary course of, or associated with, similar businesses located in the states in which the Premises are located.

     "Permitted Exceptions" means those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policies issued by Title Company to FFCA and approved by FFCA in connection with the Loans and the Third Party Leases.

     "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

     "Premises" means the parcel or parcels of real estate corresponding to the FFCA File Numbers and addresses identified on Exhibit A attached hereto, together with all rights, privileges and appurtenances associated therewith and all buildings, fixtures and other improvements, equipment, trade fixtures, appliances and other personal property now or hereafter located thereon (whether or not affixed to such real estate). As used herein, the term "Premises" shall mean either a singular property or all of the properties collectively, as the context may require.

     "Questionnaires" means the environmental questionnaires completed by Debtor or Lessee with respect to the Premises and submitted to Environmental Insurer in connection with the issuance of the Environmental Policies.

     "Regulated Substances" means "petroleum" and "petroleum-based substances" or any similar terms described or defined in any Environmental Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

     "Release" means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs.

     "Remediation" means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.

     "Securitization" means one or more sales, dispositions, transfers or assignments by FFCA or any of the other FFCA Entities to a special purpose corporation, trust or other entity identified by FFCA or any of the other FFCA Entities of notes evidencing obligations to repay secured or unsecured loans owned by FFCA or any of the other FFCA Entities (and, to the extent applicable, the subsequent sale, transfer or assignment of such notes to another special purpose corporation, trust or other entity identified by FFCA or any of the other FFCA Entities), and the issuance of bonds, certificates, notes or other instruments evidencing interests in pools of such loans, whether in connection with a permanent asset securitization or a sale of loans in anticipation of a permanent asset securitization. Each Securitization shall be undertaken in accordance with all requirements which may be imposed by the investors or the rating agencies involved in each such sale, disposition, transfer or assignment or which may be imposed by applicable securities, tax or other laws or regulations, including, without limitation, laws relating to FFCA's status as a real estate investment trust.

     "Selected Premises" has the meaning set forth in Section
10.A(6).

     "Subject Premises" has the meaning set forth in Section 10.A(6).

     "Substitute Documents" has the meaning set forth in Section 13.

     "Substitute Premises" means one or more parcels of real property substituted for a Premises in accordance with the requirements of Section 13, together with all rights, privileges and appurtenances associated therewith, and all buildings, improvements and fixtures located thereon. For purposes of clarity, where two or more parcels of real property comprise a Substitute Premises, such parcels or interests shall be aggregated and deemed to constitute the Substitute Premises for all purposes of this Agreement.

     "Substitute Premises Permitted Exceptions" has the meaning set forth in Section 13 .

     "Third Party Leases" means the leases for certain of the Premises set forth on Exhibit A-1, attached hereto, and any replacement or renewal leases for the space leased pursuant to the leases listed on Exhibit A-1.

     "Threatened Release" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Premises which may result from such Release.

     "Title Company" means the title insurance company described in
Section 4.

     "Transfer" means one or more sales, transfers or assignments by FFCA or any of the other FFCA Entities to a third party of notes evidencing obligations to repay secured or unsecured loans owned by FFCA or any of the other FFCA Entities or any or all servicing rights with respect thereto.

     "UCC-1 Financing Statements" means such UCC-1 Financing
Statements as FFCA shall require to be executed and delivered by Debtor with respect to the transactions contemplated by this Agreement.

     "Uni-Mart Facility" means a Uni-Mart or Orloski convenience store with or without a gasoline station, as noted on Exhibit A, and such other ancillary uses permitted by the Third Party Leases, that are not inconsistent with the operations of such facilities.

     "USTs" means any one or combination of tanks and associated piping systems used in connection with the storage, dispensing and general use of Regulated Substances.

     2. TRANSACTION. On the terms and subject to the conditions set forth in the Loan Documents, FFCA shall make the Loans. The Loans will be evidenced by the Notes and secured by the Mortgages. Debtor shall repay the outstanding principal amount of the Loans together with interest thereon in the manner and in accordance with the terms and conditions of the Notes and the other Loan Documents. The aggregate Loan Amount shall be $6,900,000.00, allocated among the Premises as set forth on the attached Exhibit A. The Loans shall be advanced at the Closing in cash or otherwise immediately available funds subject to any prorations and adjustments required by this Agreement. The Premises shall be leased to the Lessee pursuant to the Master Lease and, at Closing, Debtor shall assign the Master Lease to FFCA pursuant to the Mortgages.

     3.   UNDERWRITING, VALUATION, PROCESSING AND COMMITMENT FEE.
Debtor paid FFCA a portion of the Fee pursuant to the Commitment, and such portion was deemed fully earned when received. The remainder of the Fee shall be paid at the Closing and shall be deemed nonrefundable and fully earned upon the Closing. The Fee constitutes FFCA's underwriting, valuation, processing and commitment fee. The portion of the Fee paid and the balance due at Closing shall be adjusted down (and returned or credited as appropriate) to reflect a Fee equal to 1% of the actual Loan Amounts. In the event the transaction set forth in this Agreement fails to close due to a breach or default by Debtor under this Agreement, FFCA shall retain the portion of the Fee received by FFCA (without affecting or limiting FFCA's remedies set forth in this Agreement).

     4. CLOSING. (a) Each Loan shall be closed (the "Closing") contemporaneously with the satisfaction of all of the terms and conditions contained in this Agreement, but in no event shall the date of the Closing be extended beyond April 20, 2000, unless such extension shall be approved by FFCA in its sole discretion (the date on which the Closing shall occur is referred to herein as the "Closing Date").

     b) FFCA has ordered a title insurance commitment for each Premises from Lawyers Title Insurance Corporation ("Title Company").
Prior to the Closing Date, the parties hereto shall deposit with Title Company all documents and moneys necessary to comply with their obligations under this Agreement. All costs of such transaction shall be borne by Debtor, including, without limitation, the cost of title insurance and all endorsements required by FFCA, survey charges, UCC and litigation search charges, the attorneys' fees of Debtor, attorneys' fees and expenses of FFCA, the cost of Environmental Policies to be delivered pursuant to Section 9.E, FFCA's in-house site inspection costs and fees, stamp taxes, mortgage taxes, transfer fees, escrow and recording fees and site inspection fees for the

Premises. All real and personal property and other applicable taxes and assessments and other charges relating to the Premises which are due and payable on or prior to the Closing Date as well as taxes and assessments due and payable subsequent to the Closing Date but which Title Company requires to be paid at Closing as a condition to the issuance of the title insurance policy described in Section 9.C, shall be paid by Debtor at or prior to the Closing. The Closing documents shall be dated as of the Closing Date.

     Debtor and FFCA hereby employ Title Company to act as escrow agent in connection with the transaction described in this Agreement.
Title Company shall not cause the transaction to close unless and until it has received written instructions from FFCA and Debtor to do so. Debtor and FFCA will deliver to Title Company all documents, pay to Title Company all sums and do or cause to be done all other things necessary or required by this Agreement, in the reasonable judgment of Title Company, to enable Title Company to comply herewith and to enable any title insurance policy provided for herein to be issued.
Title Company is authorized to pay, from any funds held by it for FFCA's or Debtor's respective credit all amounts necessary to procure the delivery of such documents and to pay, on behalf of FFCA and Debtor, all charges and obligations payable by them, respectively. Debtor will pay all charges payable by it to Title Company. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Debtor and FFCA or to interplead such documents and/or funds in an action brought in any such court. Deposit by Title Company of such documents and funds, after deducting therefrom its charges and its expenses and attorneys' fees incurred in connection with any such court action, shall relieve Title Company of all further liability and responsibility for such documents and funds. Title Company's receipt of this Agreement and opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Title Company's agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Disbursement of any funds shall be made by wire transfer, as directed by FFCA and Debtor. Title Company shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Title Company in compliance with any of the requirements hereof, until it is advised by the bank in which such check or draft is deposited that such check or draft has been honored. Title Company is authorized to act upon any statement furnished by the holder or payee, or a collection agent for the holder or payee, of any lien on or charge or assessment in connection with the Premises, concerning the amount of such charge or assessment or the amount secured by such lien, without liability or responsibility for the accuracy of such statement. The employment of Title Company as escrow agent shall not affect any rights of subrogation under the terms of any title insurance policy issued pursuant to the provisions thereof.

     5. REPRESENTATIONS AND WARRANTIES OF FFCA. The representations and warranties of FFCA contained in this Section are being made by FFCA as of the date of this Agreement and the Closing Date to induce Debtor to enter into this Agreement and consummate the transactions contemplated herein, and Debtor has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. FFCA represents and warrants to Debtor as follows:

          A. Organization of FFCA. FFCA has been duly formed, is validly existing and has taken all necessary action to authorize the execution, delivery and performance by FFCA of this Agreement.

          B. Authority of FFCA. The person who has executed this Agreement on behalf of FFCA is duly authorized so to do.

          C.   Enforceability.  Upon execution by FFCA, this
     Agreement shall constitute the legal, valid and binding obligation of FFCA, enforceable against FFCA in accordance with its terms.

     All representations and warranties of FFCA made in this Agreement shall survive the Closing.

     6. REPRESENTATIONS AND WARRANTIES OF DEBTOR. The representations and warranties of Debtor contained in this Section are being made by Debtor as of the date of this Agreement and the Closing Date to induce FFCA to enter into this Agreement and consummate the transactions contemplated herein, and FFCA has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. Debtor represents and warrants to FFCA as follows:

          A. Information and Financial Statements. Debtor has delivered to FFCA financial statements (either audited financial statements or, if Debtor does not have audited financial statements, certified financial statements) and certain other information concerning itself and Lessee, which financial statements and other information are true, correct and complete in all material respects; and no material adverse change has occurred with respect to any such financial statements and other information provided to FFCA since the date such financial statements and other information were prepared or delivered to FFCA. Debtor understands that FFCA is relying upon such financial statements and information and Debtor represents that such reliance is reasonable. All such financial statements were prepared in accordance with GAAP and accurately reflect as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.

          B. Organization and Authority. (1) Each of Debtor and Lessee is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation, and qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in any jurisdiction where such qualification is required. All necessary corporate, partnership or limited liability company action has been taken to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.

          (2) The person(s) who have executed this Agreement on behalf of Debtor are duly authorized so to do.

          C. Enforceability of Documents. Upon execution by Debtor and Lessee this Agreement and the other Loan Documents shall constitute the legal, valid and binding obligations of Debtor and Lessee, respectively, enforceable against Debtor and Lessee in accordance with their respective terms.

          D. Litigation. There are no suits, actions, proceedings or investigations pending or threatened against or involving
     Debtor, Lessee or the Premises before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

          E. Absence of Breaches or Defaults. Debtor and Lessee are not, and the authorization, execution, delivery and performance of this Agreement and the other Loan Documents will not result, in any breach or default under any other document, instrument or agreement to which Debtor or Lessee is a party or by which Debtor, Lessee, the Premises or any of the property of Debtor or Lessee is subject or bound. The authorization, execution, delivery and performance of this Agreement and the other Loan Documents will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order.

          F. Utilities. The Premises are served by ample public utilities to permit full utilization of the Premises for their intended purpose and all utility connection fees and use charges will have been paid in full.

          G. Intended Use and Zoning; Compliance With Laws. Debtor intends to use each of the Premises solely for the operation of a Uni-Mart Facility, and related ingress, egress and parking, and for no other purposes. Except as disclosed on Exhibit B, attached hereto, each of the Premises is in compliance with all applicable zoning requirements and the use of each of the Premises as a Uni-Mart Facility does not constitute a nonconforming use under applicable zoning requirements, except where such noncompliance will not have a Material Adverse Effect. Except as disclosed on Exhibit B, attached hereto, the Premises comply with all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Premises, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, all applicable standards of the National Board of Fire Underwriters and the Americans With Disabilities Act of 1990 and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to Debtor or Lessee, except where such noncompliance will not have a Material Adverse Effect.

          H. Area Development; Wetlands. No condemnation or eminent domain proceedings affecting the Premises have been commenced or, to the best of Debtor's knowledge, are contemplated. To the best of Debtor's knowledge, the areas where the Premises are located have not been declared blighted by any Governmental Authority. The Premises and/or the real property bordering the Premises are not designated by any Governmental Authority as a wetlands.

          I. Licenses and Permits; Access. Debtor or Lessee has all required licenses and permits, both governmental and private, to use and operate each

     Premises as a Uni-Mart Facility, except to the extent the failure to have such licenses or permits will not have a Material Adverse Effect. There are adequate rights of access to public roads and ways available to the Premises for unrestricted ingress and egress and otherwise to permit full utilization of the Premises for their intended purposes and all such public roads and ways have been completed and dedicated to public use.

          J. Condition of Premises. The Premises, including the equipment located thereon, are of good workmanship and materials, fully equipped and operational, in good condition and repair, free from structural defects, clean, orderly and sanitary, safe, well-lit, landscaped, decorated, attractive and wellmaintained, except where the failure of the Premises or equipment to be in such condition will not have a Material Adverse Effect.

          K. Environmental. Debtor is fully familiar with the present use of the Premises, and, after due inquiry, Debtor has become generally familiar with the prior uses of the Premises. Except as disclosed in the Questionnaires, no Hazardous Materials or Regulated Substances have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred or disposed of at or on the Premises, except in Permitted Amounts and in compliance with Environmental Laws, except to the extent such Hazardous Materials or Regulated Substances would not have a Material Adverse Effect, and no Release or Threatened Release has occurred at or on the Premises which would have a Material Adverse Effect. Except as disclosed in the Questionnaires, the activities, operations and business undertaken on, at or about the Premises, including, but not limited to, any past or ongoing alterations or improvements at the Premises, are and have been at all times, in compliance with all Environmental Laws except where such noncompliance would not have a Material Adverse Effect. No further action is required to remedy any Environmental Condition or violation of, or to be in full compliance with, any Environmental Laws, and no lien has been imposed on the Premises by any Governmental Authority in connection with any Environmental Condition, the violation or threatened violation of any Environmental Laws or the presence of any Hazardous Materials, Regulated Substances or USTs on or off the Premises.

          Except as disclosed in the Questionnaires, there is no pending or threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the violation or threatened violation of any Environmental Laws or the presence, Release, Threatened Release or placement on or at the Premises of any Hazardous Materials, Regulated Substances or USTs, or of any facts which would give rise to any such action, nor has Debtor except as disclosed in the Questionnaires (a) received any notice (and Debtor has no actual knowledge) that any Governmental Authority or any employee or agent thereof has determined, threatens to determine or requires an investigation to determine that there has been a violation of any Environmental Laws at, on or in connection with the Premises or that there exists a presence, Release, Threatened Release or placement of any Hazardous Materials, Regulated Substances or USTs on or at the Premises, or the use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Materials, Regulated Substances or USTs at or on the Premises; (b) received any notice under the citizen suit provision of any Environmental Law in connection with the Premises or any facilities, operations or activities conducted thereon, or any business conducted in connection therewith; or (c) received any request for inspection, request for information, notice, demand, administrative inquiry or any formal or informal complaint or claim with respect to or in connection with the violation or threatened violation of any Environmental Laws or existence of Hazardous Materials, Regulated Substances or USTs relating to the Premises or any facilities, operations or activities conducted thereon or any business conducted in connection therewith. FFCA has charged Debtor a fee for the Environmental Policies. Debtor acknowledges that the Environmental Policies are for the sole protection of FFCA and will not protect Debtor or provide Debtor with any coverage thereunder. To the best of Debtor's knowledge, the information and disclosures in the Questionnaires is true, correct and complete in all material respects, FFCA and Environmental Insurer may rely on such information and disclosures, and the person or persons executing the Questionnaires were duly authorized to do so. Debtor acknowledges and agrees that Environmental Insurer may rely on the environmental representations and warranties set forth in the preceding subsection K, that Environmental Insurer is an intended third-party beneficiary of such representations and warranties and that Environmental Insurer shall have all rights and remedies available at law or in equity as a result of a breach of such representations and warranties, including, to the extent applicable, the right of subrogation.

          L. Title to Premises; First Priority Lien. Fee title to each of the Premises is vested in Debtor, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, except the Permitted Exceptions. Debtor or Lessee is the owner of all equipment, trade fixtures, appliances and other personal property located on or at each of the Premises free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever. Upon Closing, FFCA shall have a first priority lien upon and security interest in each of the Premises pursuant to the Mortgages and the UCC- 1 Financing Statements.

          M. No Other Agreements and Options. Neither Debtor, Lessee nor the Premises are subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which could or would prevent or hinder FFCA in making the Loans or exercising any of its rights or remedies under the Loan Documents or prevent or hinder Debtor from fulfilling its obligations under this Agreement or the other Loan Documents.

          N.   No Mechanics' Liens.  There are no outstanding
     accounts payable which if not paid timely would have a Material
     Adverse Effect, nor are there any mechanics' liens, or rights to claim a mechanics' lien in favor of any materialman, laborer, or any other person or entity in connection with labor or materials furnished to or performed on any portion of the Premises and no work has been performed or is in progress nor have materials been supplied to the Premises or agreements entered into for work to be performed or materials to be supplied to the Premises prior to the date hereof, which will not have been fully paid for on or before the Closing Date, or which might provide the basis for the filing of such liens against the Premises or any portion thereof, the existence, nonpayment or filing of which would have a Material Adverse Effect; Debtor shall be responsible for any and all claims for mechanics' liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to the Premises prior to the Closing Date; Debtor has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Premises, the nonpayment of which would have a Material Adverse Effect; and Debtor shall and does
     hereby agree to defend, indemnify and forever hold   FFCA and
     FFCA's designees harmless for, from and against any and all such mechanics' lien claims, accounts payable or other commitments relating to the Premises.

          O. No Reliance. Debtor acknowledges that FFCA did not prepare or assist in the preparation of any of the projected financial information used by Debtor in analyzing the economic viability and feasibility of the transaction contemplated by this Agreement. Furthermore, Debtor acknowledges that it has not relied upon, nor may it hereafter rely upon, the analysis undertaken by FFCA in determining the Loan Amounts, and such analysis will not be made available to Debtor.

          P. Nonconsolidation. (1) Debtor maintains correct and complete books and records of account separate from all other Persons.
     Where necessary or appropriate, Debtor has disclosed the nature of the transaction contemplated by the Loan Documents and Debtor's independent status to its creditors. The Premises and all personal property and inventory located thereon represent all of the assets owned or leased by Debtor as of the date hereof, and Debtor has not commingled its assets and its liabilities with those of any other Person.

          (2) Debtor maintains its own checking account or accounts with commercial banking institutions separate from other
     Persons.

          (3) To the extent that Debtor shares the same employees with other Persons, the salaries of and the expenses related to providing benefits to such employees have been fairly and nonarbitrarily allocated among such Persons, with the result that each such Person bears its fair share of the salary and benefit costs associated with all such common employees.

          (4) To the extent that Debtor jointly contracts with other Persons to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing are, and at all times shall be, fairly and nonarbitrarily allocated among such Persons, with the result that each such Person bears its fair share of such costs. To the extent that Debtor contracts or does business with vendors or service providers where the goods or services provided are or shall be partially for the benefit of other Persons, the costs incurred in so doing are fairly and nonarbitrarily allocated to or among such Persons for whose benefit the goods or services are provided, with the result that each such Person bears its fair share of such costs.
                                 14

          (5) To the extent that Debtor or other Persons have offices in the same location, there is a fair, appropriate and nonarbitrary allocation of overhead among them, with the result that each such Person bears its fair share of such expenses.

          (6) Debtor has not incurred any indebtedness, secured or unsecured, direct or indirect, absolute or contingent, including, without limitation, liability for the debts of any other Person (and Debtor has not held itself out as being liable for the debts of any other Person), other than the Loans and trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances. Debtor is not a guarantor of any obligations.

          (7) Debtor is not presently a party to a pledge of its assets for the benefit of other Persons. Debtor has not made any loans or advances to any third party (including any Affiliate or constituent party of Debtor).

          (8) Debtor has conducted its affairs strictly in accordance with its organizational documents including Debtor's corporate general partner's organizational documents and has observed all necessary, appropriate and customary formalities.

          (9) Debtor does not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other Person.

          (10) Debtor (i) is solvent, (ii) is able to pay its obligations as they become due and (iii) is not and shall not be engaged in any business or transaction for which its remaining capital is or may be unreasonably small.

          (11) Debtor has no actual intent to hinder, delay or defraud creditors in connection with any of the transactions contemplated herein or intent to incur (or belief that it is incurring) debts beyond its ability to pay the same as they mature.

          (12) Debtor has not, as to itself or as to other Persons,
     (a) commenced any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Debtor or other Persons or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Debtor or its debts or other Persons or their debts or (b) sought appointment of a receiver, trustee, custodian or other similar official for Debtor or for all or any substantial part of its or other Person's assets or made a general assignment for the benefit of Debtor's creditors.

     All representations and warranties of Debtor made in this Agreement shall be and will remain true and complete in all respects as of and subsequent to the Closing Date as if made and restated in full as of such time and shall survive the Closing.

     7. Covenants. Debtor covenants to FFCA from and after the Closing Date as follows:

          A.   Inspections.  Debtor shall, at all reasonable times,
     (i) provide FFCA and FFCA's officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Premises, all drawings, plans, and specifications for the Premises in possession of Debtor or Lessee, all engineering reports relating to the Premises in the possession of Debtor or Lessee, the files, correspondence and documents relating to the Premises, and the financial books and records, including lists of delinquencies, relating to the ownership, operation, and maintenance of the Premises (including, without limitation, any of the foregoing information stored in any computer files), (ii) allow such persons to make such inspections, tests, copies, and verifications as FFCA considers necessary without unreasonably interrupting Debtor's business (to the extent reasonably possible) and upon reasonable advance notice, and (iii) if Debtor is in breach of the Fixed Charge Coverage Ratio requirement set forth in the following Subsection B, pay expenses reasonably incurred by FFCA from time to time in conducting such inspections, tests, copies and verifications upon demand (such amounts to bear interest at the Default Rate if not paid upon demand until paid).

          B. Fixed Charge Coverage Ratio. Until such time as all of Debtor's obligations under the Notes and the other Loan Documents are paid, satisfied and discharged in full, Debtor shall cause to be maintained an aggregate Fixed Charge Coverage Ratio at all of the Premises of at least 1.25:1, as determined on the last day of each fiscal year of Debtor (the "Date of Determination"). For purposes of this Section, the term "Fixed Charge Coverage Ratio" shall mean with respect to the twelve month period of time immediately preceding the Date of Determination (a "Period of Determination"), the ratio calculated for such period of time, determined in accordance with GAAP, of (a) the sum of Net Income, Depreciation and Amortization, Interest Expense and Operating Lease Expense, less a corporate overhead allocation (which shall equal the sum of 3% of Gross Sales and 3% of Gross Gas Profits), to (b) the sum of the FFCA Payments, Operating Lease Expense and the Equipment Payment Amount.

     For purposes of this Section, the following terms shall be defined as set forth below:

               "Capital Lease" shall mean any lease of any property (whether real, personal or mixed) by Lessee with respect to one or more of the Premises which lease would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of Lessee. The term "Capital Lease" shall not include any operating lease.

               "Debt" shall mean as directly related to all of the Premises and the Period of Determination (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations to pay the deferred purchase price of property or services,
          (iv) obligations under leases which should be, in accordance with GAAP, accounted for as Capital Leases, and
          (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses
          (i) through (iv) above.

               "Depreciation and Amortization" shall mean with respect to all of the Premises the depreciation and amortization accruing during any Period of Determination with respect to Debtor as determined in accordance with GAAP.

               "Equipment Payment Amount" shall mean for any Period of Determination the sum of all amounts payable during such Period of Determination under all (i) leases for equipment located at one or more of the Premises and (ii) all loans secured by equipment located at one or more of the Premises.

               "FFCA Payments" shall mean with respect to the Period of Determination, the sum of all amounts payable under the Notes excluding payment of any FCCR Amount or Modified FCCR Amount and any other non-scheduled payment required or permitted hereunder.

               "Gross Gas Profits" shall mean the difference between
          (i) motor vehicle fuel sales or other income arising from the sale of motor vehicle fuel at all of the Premises during the Period of Determination, minus (ii) the sum of sales tax and the actual costs paid by Debtor for the motor vehicle fuel sold.

               "Gross Sales" shall mean the difference between (i) sales or other income arising from all business conducted at all of the Premises (other than motor vehicle fuel sales or other income arising from the sale of motor vehicle fuel) by Lessee during the Period of Determination, minus
          (ii) the sum of sales tax and any amounts received from not-for-profit sales of all non-food items approved for use in connection with promotional campaigns, if any, for all of the Premises.

               "Interest Expense" shall mean for any Period of Determination, the sum of all interest accrued or which should be accrued in respect of all Debt of Lessee allocable to one or more of the Premises and all business operations thereon during such period (including interest attributable to Capital Leases), as determined in accordance with GAAP.

               "Net Income" shall mean with respect to the Period of Determination, the aggregate net income or net loss of Lessee allocable to all of the Premises. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses allocable to the Period of Determination, (ii) deductions shall be made for Depreciation and Amortization, Interest Expense and Operating Lease Expense allocable to the Period of Determination, and (iii) no deductions shall be made for
          (x) income taxes or charges equivalent to income taxes allocable to the Period of Determination, as determined in accordance with GAAP, or (y) corporate overhead expense allocable to the Period of Determination. "Operating Lease Expense" shall mean the sum of all payments and expenses incurred by Lessee under any operating leases with respect to one or more of the Premises and the business operations thereon during the Period of Determination, as determined in accordance with GAAP.

     Notwithstanding the foregoing, FFCA shall have the right to divide the Loans (and the corresponding Loan Documents) into no more than three
     (3) Loan Pools in connection with no more than three (3) Securitizations, Participations or Transfers. If any Loan Pool does not include all of the Loans, Debtor shall, upon notice from FFCA, maintain with respect to the Loans in each Loan Pool for which such notice is given an aggregate Fixed Charge
     Coverage Ratio, as determined on the date set forth above, of at least 1.25:1 for all of the Premises corresponding to the Loans in such Loan Pool, which Fixed Charge Coverage Ratio requirement shall be in addition to the requirement to maintain an aggregate
     Fixed Charge Coverage Ratio of at least 1:25:1 for all of the Premises as set forth above, and shall apply until such time as all of the Debtor's obligations under the Notes and the other
     Loan Documents corresponding to such Loans are paid, satisfied and discharged in full. To the extent that an aggregate Fixed
     Charge Coverage Ratio requirement is imposed by FFCA with respect to the Loans in any Loan Pool, for the purposes of determining whether or not such Fixed Charge Coverage Ratio requirement has been satisfied, the definitions relating to the Fixed Charge Coverage Ratio shall be deemed to be modified as applicable to provide for the calculation of the aggregate Fixed Charge Coverage Ratio for all of the Premises corresponding to such Loan Pool rather than a calculation of the aggregate Fixed
     Charge Coverage Ratio for all of the Premises.

          C. Lost Note. Debtor shall, if any Note is mutilated, destroyed, lost or stolen (a "Lost Note"), promptly deliver to FFCA, upon receipt of an affidavit from FFCA stipulating that such Note has been mutilated, destroyed, lost or stolen, in substitution therefor, a new promissory note containing the same terms and conditions as such Lost Note with a notation thereon of the unpaid principal and accrued and unpaid interest. Debtor shall provide fifteen (15) days' prior notice to FFCA before making any payments to third parties in connection with a Lost Note. Except as a result of the gross negligence or intentional misconduct of Debtor, FFCA shall indemnify Debtor for all reasonable costs, expenses, damages, claims and liabilities incurred by Debtor as a result of a Lost Note.

          D. Lease Modification. The Master Lease shall not be modified, amended, terminated, cancelled or surrendered without FFCA's prior written consent.

          E. Nonconsolidation. (1) Debtor shall at all times maintain correct and complete books and records of account separate from all other Persons. Where necessary or appropriate, Debtor shall disclose the nature of the transaction contemplated by the Loan Documents and Debtor's independent status to its creditors. Debtor shall not own or lease any assets other than the Premises and the personal property and inventory located thereon, nor engage in any business other than owning and leasing the Premises, including financing the Premises with FFCA. Debtor shall not commingle its assets and its liabilities with those of any other Person.

          (2) Debtor shall maintain its own checking account or accounts with commercial banking institutions separate from other Persons.

          (3) To the extent that Debtor shares the same employees with other Persons, the salaries of and the expenses related to providing benefits to such employees, at all times shall be, fairly and nonarbitrarily allocated among such Persons, with the result that each such Person shall bear its fair share of the salary and benefit costs associated with all such common employees.

          (4) To the extent that Debtor jointly contracts with other Persons to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing at all times shall be, fairly and nonarbitrarily allocated among such Persons, with the result that each such Person shall bear its fair share of such costs. To the extent that Debtor contracts or does business with vendors or service providers where the goods or services provided are or shall be partially for the benefit of other Persons, the costs incurred in so doing at all times shall be, fairly and nonarbitrarily allocated to or among such Persons for whose benefit the goods or services are provided, with the result that each such Person shall bear its fair share of such costs. All transactions between Debtor and other Persons shall be only on an arm's-length basis.

          (5) To the extent that Debtor or other Persons have offices in the same location, there shall be a fair, appropriate and nonarbitrary allocation of overhead among them, with the result that each such Person shall bear its fair share of such expenses.

          (6) Debtor shall not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation or assuming liability for the debts of any other Person and Debtor will not hold itself out as being liable for the debts of any other Person), other than the loans and trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances. No indebtedness other than the Loans may be secured (subordinate or pari passu) by the Premises or any portion thereof.

          (7) Debtor shall not enter into any contract or agreement with any Affiliate of Debtor, any constituent party of Debtor or any Affiliate of any constituent party of Debtor except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an armslength basis with third parties other than any such party.

          (8) Except as contemplated by the Loan Documents, Debtor shall not pledge, grant any security interest in, hypothecate or otherwise encumber its assets for the benefit of any other
     Persons.

          (9) Debtor shall issue separate financial statements prepared not less frequently than annually and prepared according to GAAP.

          (10) Debtor shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character in light of its contemplated business operations.

          (11) Debtor shall conduct its affairs strictly in accordance with its organizational documents, including Debtor's corporate general partner's organizational documents and shall observe all necessary, appropriate and customary formalities. The books, records and accounts of Debtor shall at all times be maintained in a manner permitting the assets and liabilities of Debtor to be easily separated and readily ascertained from those of any other Person and Debtor shall file its own tax returns.

          (12) Debtor shall not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other Person. Debtor shall maintain and utilize separate stationery, invoices and checks.

          (13) Debtor shall not make any loans or advances to any third party (including any Affiliate of Debtor or constituent party of Debtor).

          (14) Debtor shall not, as to itself or as to other Persons,
     (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Debtor or other Persons or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Debtor or its debts or other Persons or their debts or (ii) seek appointment of a receiver, trustee, custodian or other similar official for Debtor or for all or any substantial part of its or other Person's assets or make a general assignment for the benefit of Debtor's creditors. Debtor shall not take any action in furtherance of, or indicating its consents to, approval of or acquiescence in, any of the acts set forth above. Debtor shall not be unable to, or admit in writing its inability to, pay its debts.

          F. Compliance with Third Party Leases. Debtor shall comply with all terms, covenants and conditions set forth in each of the Third Party Leases, timely. Debtor shall provide FFCA with copies of all notices and demands delivered to Debtor under any Third Party Leases that relate to the compliance of Debtor with the Third Party Leases.

      8. TRANSACTION CHARACTERIZATION. This Agreement is a contract to extend a financial accommodation (as such term is used in the Code) for the benefit of Debtor. It is the intent of the parties hereto that the business relationship created by this Agreement, the Notes, the Mortgages and the other Loan Documents is solely that of creditor and debtor and has been entered into by both parties in reliance upon the economic and legal bargains contained in the Loan Documents. None of the agreements contained in the Loan Documents is intended, nor shall the same be deemed or construed, to create a partnership (either de jure or de facto) between Debtor and FFCA, to make them joint venturers, to make Debtor an agent, legal representative, partner, subsidiary or employee of FFCA, nor to make FFCA in any way responsible for the debts, obligations or losses of Debtor.

     9. CONDITIONS OF CLOSING. The obligation of FFCA to consummate the transaction contemplated by this Agreement is subject to the fulfillment or waiver of each of the following conditions:

          A. Title. Fee title to each of the Premises shall be vested in Debtor, free of all liens, encumbrances, restrictions, encroachments and easements, except the Permitted Exceptions and the liens created by the Mortgages and the UCC-1 Financing Statements. Debtor or Lessee shall be the owner of all of the equipment, trade fixtures, appliances and other personal property located on or at each of the Premises free and clear of all liens, encumbrances, charges and security interests, except the liens created by the Mortgages and the UCC-1 Financing Statements and the interests created by the Master Lease. Upon Closing, FFCA will obtain a valid and perfected first priority lien upon and security interest in each of the Premises.

          B. Condition of Premises. FFCA shall have inspected and approved the Premises, the Premises shall be in good condition and repair, free from structural defects, and of good workmanship and materials, and the Premises shall be fully equipped and operational, clean, orderly, sanitary, safe, well-lit, landscaped, decorated, attractive and with a suitable layout, physical plant, traffic pattern and location, all as determined by FFCA in its sole discretion, except where the failure of the Premises to be in such condition will not have a Material Adverse Effect.

          C. Evidence of Title. FFCA shall have received for each of the Premises a preliminary title report and irrevocable commitment to insure title in the amount of the Loan relating to such Premises, by means of a mortgagee's, ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the Premises is located) issued by Title Company showing good and marketable fee title in such Premises in Debtor, committing to insure FFCA's first priority lien upon and security interest in such Premises subject only to Permitted Exceptions, and containing such endorsements as FFCA may require. FFCA shall also have received evidence reasonably satisfactory to FFCA that Debtor or Lessee is the owner of all of the equipment, trade fixtures, appliances and other personal property located on or at each of the Premises free and clear of all liens, encumbrances, charges and security interests, except the liens created by the Mortgages and the UCC-1 Financing Statements.

          D. Survey. FFCA shall have received a current ALTA survey of each of the Premises, the form and substance of which shall be satisfactory to FFCA in its sole discretion. Debtor shall have provided FFCA with evidence satisfactory to FFCA that the location of each of the Premises is not within the 100year flood plain or identified as a special flood hazard area as defined by the Federal Emergency Management Agency, or if any Premises is in such a flood plain or special flood hazard area, Debtor shall provide FFCA with evidence of flood insurance maintained on such Premises in amounts and on terms and conditions satisfactory to FFCA.

          E. Environmental. At Debtor's expense, FFCA shall have received an Environmental Policy with respect to each of the Premises, as required by FFCA in its sole discretion.

          F. Zoning. Debtor shall have provided FFCA with evidence satisfactory to FFCA that each of the Premises is properly zoned for use as a UniMart Facility and that such use constitutes a legal, conforming use under applicable zoning requirements.

          G. Compliance With Representations, Warranties and Covenants. All obligations of Debtor under this Agreement shall have been fully performed and complied with, and no event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under the Loan Documents or any other agreement between or among FFCA, Debtor or, Lessee pertaining to the subject matter hereof, and no event shall have occurred or condition shall exist or information shall have been disclosed by Debtor or discovered by FFCA which has had or would have a material adverse effect on the Premises, Debtor, Lessee or FFCA's willingness to consummate the transaction contemplated by this Agreement, as determined by FFCA in its sole and absolute discretion.

          H. Proof of Insurance. Debtor shall have delivered to FFCA certificates of insurance or copies of insurance policies showing that all insurance required by the Loan Documents and providing coverage and limits satisfactory to FFCA are in full force and effect.

          I. Opinion of Counsel to Debtor and Lessee. Debtor and Lessee shall have caused Counsel to prepare and deliver an opinion to FFCA in form and substance satisfactory to FFCA and its counsel.

          J. Availability of Funds. FFCA presently has sufficient funds to discharge its obligations under this Agreement. In the event that the transaction contemplated by this Agreement does not close on or before the date established for Closing under
     Section 4(a) hereof, FFCA does not warrant that it will thereafter have sufficient funds to consummate the transaction contemplated by this Agreement.

          K. Closing of Equipment Loan Agreement. All of the transactions described in the Equipment Loan Agreement shall have closed prior to or concurrently with the Closing of the transactions described in this Agreement.

          L. Master Lease; Memoranda. Debtor and Lessee shall have executed and delivered the Master Lease for all of the Premises and a recordable memorandum of lease (collectively, the "Memoranda") for each of the Premises.

          M. Closing Documents. At or prior to the Closing Date, FFCA and/or Debtor, as may be appropriate, shall execute and deliver or cause to be executed and delivered to Title Company or FFCA, as may be appropriate, all documents required to be delivered by this Agreement, and such other documents, payments, instruments and certificates, as FFCA may require in form acceptable to FFCA, including, without limitation, the following:

               (1)  Notes;
               (2)  Mortgages;
               (3)  Proof of Insurance;
               (4)  Opinion of Counsel to Debtor and Lessee;
               (5)  Evidence of satisfactory zoning;
               (6)  UCC-1 Financing Statements;
               (7) Environmental Indemnity Agreements;

               (8)  Master Lease and Memoranda;
               (9)  Certifications (Confession of Judgment); and
               (10) Explanations and Waiver of Rights Regarding
               Confession of
                    Judgment.

Upon fulfillment or waiver of all of the above conditions, FFCA shall deposit funds necessary to close this transaction with the Title Company and this transaction shall close in accordance with the terms and conditions of this Agreement.

     10. DEFAULT AND REMEDIES. A. Each of the following shall be deemed an event of default by Debtor (each, an "Event of Default"):

          (1) If any representation or warranty of Debtor or Lessee set forth in any of the Loan Documents is false in any respect and such falsity would result in a Material Adverse Effect, or if Debtor or Lessee renders any false statement or account in any material respect.

          (2) If any principal, interest or other monetary sum due under the Notes, the Mortgages or any other Loan Document is not paid within five days after the date when due; provided, however, notwithstanding the occurrence of such an Event of Default, FFCA shall not be entitled to exercise its rights and remedies set forth below unless and until FFCA shall have given Debtor notice thereof and a period of five days from the delivery of such notice shall have elapsed without such Event of Default being cured.

          (3) If Debtor fails to observe or perform any of the other covenants (except with respect to a breach of the Fixed Charge Coverage Ratio, which breach is addressed in subitem (6) below), conditions, or obligations of this Agreement; provided, however, if any such failure does not involve the payment of any monetary sum, is not willful or intentional, does not place any rights or interest in collateral of FFCA in immediate jeopardy, and is within the reasonable power of Debtor to promptly cure after receipt of notice thereof, all as determined by FFCA in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until FFCA shall have given Debtor notice thereof and a period of 30 days shall have elapsed, during which period Debtor may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such 30day period, as determined by FFCA in its reasonable discretion, and Debtor is diligently pursuing a cure of such failure, then Debtor shall have a reasonable period to cure such failure beyond such 30-day period, which shall not exceed 90 days after receiving notice of the failure from FFCA. If Debtor shall fail to correct or cure such failure within such 90-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.

          (4) If Debtor or Lessee becomes insolvent within the meaning of the Code, files or notifies FFCA that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts

     (collectively, an "Action"), becomes the subject of either a petition under the Code or an Action, or is not generally paying its debts as the same become due or if Debtor or Lessee becomes the subject of an involuntary petition under the Code or other similar involuntary Action (in which case Debtor shall be required to provide FFCA with immediate notice of the commencement or filing of such involuntary petition or Action), and any of the following shall have occurred: (i) the involuntary petition or involuntary Action shall not have been dismissed within 60 days of the date on which it was filed or otherwise commenced, (ii) an order for relief under the Code (or similar order) shall have been entered by the court in the involuntary proceeding or involuntary Action, or (iii) the court having jurisdiction over such involuntary proceeding or involuntary Action (upon motion or other request for relief by the party against whom the involuntary petition or involuntary Action was filed or otherwise commenced) shall not have granted FFCA full and final relief from the automatic stay of Section 362 of the Code and from any stay issued under Section 105 of the Code (or any similar stays or injunctions) within 30 days of the filing or commencement of such involuntary petition or involuntary Action so that FFCA is thereafter free to exercise any and all of its rights and remedies under the Loan Documents.

          (5) If there is an "Event of Default" under any other Loan Document, the Master Lease or the Equipment Loan Agreement or a breach or default, after the passage of all applicable notice and cure or grace periods, under any of the Other Agreements.

          (6) If there is a breach of the Fixed Charge Coverage Ratio requirement and FFCA shall have given Debtor notice thereof and Debtor shall have failed within a period of 30 days from the delivery of such notice (the "Cure Period") to either
     (i) pay to FFCA the FCCR Amount (without premium or penalty) with respect to such of the Premises (starting with the Premises with the lowest Fixed Charge Coverage Ratio and proceeding in ascending order to the Premises with the next lowest Fixed Charge Coverage Ratio) as is necessary to cure the breach of the Fixed Charge Coverage Ratio requirement and for which the then Fixed Charge Coverage Ratio (with the definitions in Section 7.B being deemed to be modified as applicable to provide for the calculation of the Fixed Charge Coverage Ratio for each such Premises on an individual basis rather than on an aggregate basis with the other Premises) is below 1.25:1 (each, a "Subject Premises"), or (ii) prepay the Note or Notes corresponding to the Subject Premises in whole but not in part (without premium or penalty), or (iii) notify FFCA of Debtor's election to substitute a Substitute Premises for each Subject Premises in accordance with the terms of Section 13 (the failure of Debtor to complete such substitution within 60 days after FFCA shall have given the notice discussed above shall be deemed to be an Event of Default without further notice or demand of any kind being required). For purposes of the preceding sentence, "FCCR Amount" means that sum of money which, when subtracted from the outstanding principal amount of the Note and Equipment Note corresponding to a Subject Premises (to the extent applicable), and assuming the resulting principal balance is reamortized in equal monthly payments over the remaining term of such Note and Equipment Note at the rate of interest set forth therein, will result in an adjusted aggregate Fixed Charge Coverage Ratio for all of the Premises of at least 1.25:1 based on the prior year's operations. Promptly after Debtor's payment of the FCCR Amount, Debtor and

     FFCA shall execute an amendment to each such Note and Equipment
     Note in form and substance reasonably acceptable to FFCA reducing the principal amount payable to FFCA under such Note and Equipment Note and reamortizing the principal amount of such Note and Equipment Note in equal monthly payments over the then remaining term of such Note and Equipment Note at the rate of interest set forth therein. The FCCR Amount shall be allocated proportionately between such Note and Equipment Note based on the percentage that the then outstanding principal balance of such Note or Equipment Note, as the case may be, bears to the then outstanding principal balance of such Note and Equipment
     Note in the aggregate.

          Notwithstanding the foregoing, to the extent that, in accordance with the provisions of Section 7.B, FFCA shall have imposed an aggregate Fixed Charge Coverage Ratio requirement with respect to all of the Premises corresponding to the Loans in any Loan Pool, then, in order to prevent an Event of Default from occurring by reason of a breach of such aggregate Fixed Charge Coverage Ratio requirement, Debtor, within the Cure Period must either (i) pay to FFCA the Modified FCCR Amount (without premium or penalty) within the aforesaid 30 day period with respect to such of the Premises corresponding to the Loans in such Loan Pool (starting with the Premises with the lowest Fixed Charge Coverage Ratio and proceeding in ascending order to the Premises with the next lowest Fixed Charge Coverage Ratio) as is necessary to cure the breach of such aggregate Fixed Charge Coverage Ratio requirement and for which the then Fixed Charge Coverage Ratio (with the definitions relating to the Fixed Charge Coverage Ratio being deemed to be modified as applicable to provide for the calculation of the Fixed Charge Coverage Ratio for each such Premises on an individual basis rather than on an aggregate basis with the other Premises corresponding to the Loans in such Loan Pool) is below 1.25:1 (each a "Selected Premises"), or (ii) prepay the Note or Notes corresponding to the Selected Premises in whole but not in part (without premium or penalty) within the Cure Period, or (iii) notify FFCA of Debtor's election to substitute a Substitute Premises for each Selected Premises in accordance with the terms of Section 13 (the failure of Debtor to complete such substitution within 60 days after FFCA shall have given Debtor the notice discussed above shall be deemed to be an Event of Default without further notice or demand of any kind being required). For purposes of the preceding sentence, "Modified FCCR Amount" means that sum of money which, when subtracted from the outstanding principal amount of the Note and Equipment Note corresponding to a Selected Premises (to the extent applicable), and assuming the resulting principal balance is reamortized in equal monthly payments over the remaining term of such Note and Equipment Note at the rate of interest set forth therein, will result in an adjusted aggregate Fixed Charge Coverage Ratio for all of the Premises corresponding to the Loans in such Loan Pool of at least 1.25:1 based on the prior year's operations. Promptly after Debtor's payment of the Modified FCCR Amount, Debtor and FFCA shall execute an amendment to each such Note and Equipment Note in form and substance reasonably acceptable to FFCA reducing the principal amount payable to FFCA under such Note and Equipment Note and reamortizing the principal amount of such Note and Equipment Note in equal monthly payments over the then remaining term of such Note and Equipment Note at the rate of interest set forth therein. The Modified FCCR Amount shall be allocated proportionately between such Note and Equipment Note based on the percentage that the then outstanding principal balance of such Note or Equipment Note, as the case may be, bears to the then outstanding principal balance of such Note and Equipment Note in the aggregate.

      B. Upon and during the continuance of an Event of Default, subject to the limitations set forth in subsection A, FFCA may declare all or any part of the obligations of Debtor under the Notes, this Agreement and any other Loan Document to be due and payable, and the same shall thereupon become due and payable without any presentment, demand, protest or notice of any kind except as otherwise expressly provided herein, and, except as otherwise provided herein or prohibited by applicable law, Debtor hereby waives notice of intent to accelerate the obligations secured by the Mortgages and notice of acceleration. Thereafter, FFCA may exercise, at its option, concurrently, successively or in any combination, all remedies available at law or in equity, including without limitation any one or more of the remedies available under the Notes, the Mortgages or any other Loan Document. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect FFCA's right to realize upon or enforce any other security now or hereafter held by FFCA, it being agreed that FFCA shall be entitled to enforce this Agreement and any other security now or hereafter held by FFCA in such order and manner as it may in its absolute discretion determine. No remedy herein conferred upon or reserved to FFCA is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to FFCA, or to which FFCA may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by FFCA.

     11. ASSIGNMENTS. A. FFCA may assign in whole or in part its rights under this Agreement, including, without limitation, in connection with any Transfer, Participation and/or Securitization. Upon any unconditional assignment of FFCA's entire right and interest hereunder, FFCA shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of FFCA contained herein.

     B. Debtor shall not, without the prior written consent of FFCA, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Premises, except for Third Party Leases, any of Debtor's rights under this Agreement or any interest in Debtor, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise, except, subsequent to the Closing, as expressly permitted by the Mortgages.

     12. INDEMNITY. Debtor agrees to indemnify, hold harmless and defend FFCA and its directors, officers, shareholders, employees, successors, assigns, agents, contractors, subcontractors, experts, licensees, affiliates, lessees, lenders, mortgagees, trustees and invitees, as applicable (collectively, the "Indemnified Parties"), for, from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and court costs, arising as the result of an Environmental Condition and/or a breach of any of the representations, warranties, covenants, agreements or obligations of Debtor set forth in this Agreement or any other Loan Document. Without limiting the generality of the foregoing, such indemnity shall include, without limitation, any engineering, governmental inspection and reasonable attorneys' fees and expenses that the Indemnified Parties may incur by reason of any representation set forth in this Agreement being false, or by reason of any investigation or claim of any Governmental Authority in connection therewith.

     13. SUBSTITUTION. Debtor shall have the right to obtain a release of a Premises by substituting a Substitute Premises for such Premises if (a) permitted by the terms of Section 10.A(6), (b) subject to the limitation set forth in subitem (xii) of this Section 13, Debtor concludes, in Debtor's reasonable judgment, that it would be in Debtor's best interest to cease business operations at such Premises based upon unacceptable and substandard operating performance of such Premises, (c) subject to the limitation set forth in subitem (xii) of this Section 13, such Premises is damaged or destroyed and Debtor concludes, in Debtor's reasonable judgment, that it would be in its best interest not to repair or restore such Premises based upon unacceptable performance of such Premises or Lessee is permitted to Substitute a Substitute Premises for a Premises pursuant to Section 59 of the Master Lease, in all cases subject to fulfillment of the following conditions:

          (i) With respect to a substitution permitted by the terms of
     Section 10.A(6), Debtor shall provide FFCA with notice of its intention to substitute a Substitute Premises within the applicable time period contemplated by such section and the closing of the substitution shall take place within the period contemplated by such section. With respect to a substitution pursuant to clauses (b) and (c), above, of this Section 13, Debtor shall provide FFCA with notice of its intention to substitute a Substitute Premises within 10 days after Debtor decides to proceed with such substitution and the closing of such substitution shall take place within the 30 day period immediately following delivery of such notice. With respect to a substitution pursuant to clause (d), above, of this Section
     13, Debtor shall provide FFCA with notice of its intention to substitute a Substitute Premises within 30 days after Debtor decides to proceed with such substitution and the closing of such substitution shall take place within the 60 day period immediately following delivery of such notice.

          (ii) Debtor must provide for the substitution of a Substitute Premises, and the proposed Substitute Premises must:

                    (1) be a Uni-Mart Facility, in good condition and repair, ordinary wear and tear excepted;

                    (2) have for the twelve month period preceding the date of the closing of such substitution a Fixed Charge Coverage Ratio (with the definitions of Section 7.B being deemed to be modified if necessary and as applicable to provide for a calculation of the Fixed Charge Coverage Ratio for each of the Premises on an individual basis rather than on an aggregate basis with the other Premises) at least equal to the Fixed Charge Coverage Ratio for the Premises being replaced and the substitution must not cause a breach of any Fixed Charge Coverage Ratio requirement otherwise set forth in this Agreement;

                    (3) be owned by and vested in Debtor, free and clear of all liens and encumbrances, except such matters as are acceptable to FFCA (the "Substitute Premises Permitted Exceptions"); and

                    (4) have a fair market value no less than the greater of the then fair market value of the Premises to be replaced or the fair market value of such Premises as of the Closing, all as reasonably determined by FFCA's inhouse inspectors and underwriters.

          (iii) FFCA shall have inspected and approved the Substitute Premises utilizing FFCA customary site inspection and underwriting approval criteria. Debtor shall have reimbursed FFCA for all of its costs and expenses incurred with respect to such proposed substitution, including, without limitation, FFCA's third-party and/or in-house site inspectors' costs and expenses with respect to the proposed Substitute Premises. Debtor shall be solely responsible for the payment of all costs and expenses resulting from such proposed substitution, including, without limitation, the cost of title insurance and endorsements, survey charges, stamp taxes, mortgage taxes, transfer fees, escrow and recording fees, the cost of environmental reports and/or environmental insurance and the attorneys' fees and expenses of counsel to Debtor and FFCA.

          (iv) FFCA shall have received a preliminary title report and irrevocable commitment to insure title by means of a mortgagee's ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the proposed Substitute Premises is located) for such proposed Substitute Premises issued by Title Company showing good and marketable title in Debtor and committing to insure FFCA's first priority lien upon and security interest in the proposed Substitute Premises, subject only to the Substitute Premises Permitted Exceptions and containing endorsements substantially comparable to those required by FFCA at the Closing

          (v) FFCA shall have received a current ALTA survey of such proposed Substitute Premises, the form of which shall be comparable to those received by FFCA at the Closing and sufficient to cause the standard survey exceptions set forth in the title policy referred to in the preceding subsection to be deleted.

          (vi) FFCA shall have received an Environmental Policy with respect to the Substitute Premises as is acceptable to FFCA in its sole discretion.

          (vii) Debtor shall deliver, or cause to be delivered, with respect to Debtor and the Substitute Premises, opinions of Counsel in form and substance comparable to those received at Closing (but also addressing such matters unique to the Substitute Premises as may be reasonably required by FFCA).

          (viii) No Event of Default (other than the breach of the Fixed Charge Coverage Ratio covenant set forth in Section 7.B in the case of a substitution pursuant to clause (a) above, of this
     Section 13)  shall have occurred under any of the Loan
     Documents.

          (ix) Debtor shall have executed such documents as are comparable to the security documents executed and delivered at Closing, as applicable (but with such revisions as may be reasonably required by FFCA to address matters unique to the Substitute Premises) or amendments to such documents, including, without limitation, a Mortgage, amendment to the Master Lease, Memorandum and UCC-1 Financing Statements (the "Substitute Documents"), to provide FFCA with a first priority lien on the proposed Substitute Premises, subject only to the Substitute Premises Permitted Exceptions, and all other rights, remedies and benefits with respect to the proposed Substitute Premises which FFCA holds in the Premises to be replaced, all of which documents shall be in form and substance reasonably satisfactory to FFCA.

          (x) The representations and warranties set forth in the Substitute Documents and Section 6 of this Agreement applicable to the proposed Substitute Premises shall be true and correct in all material respects as of the date of substitution, and Debtor shall have delivered to FFCA an officer's certificate certifying to that effect.

          (xi) Debtor shall have delivered to FFCA certificates of insurance showing that insurance required by the Substitute
     Documents is in full force and effect.

          (xii) Debtor may not substitute Substitute Premises for more than 1 Premises, in the aggregate, as a result of the exercise by Debtor of its rights under clauses (b) and (c) above of this Section 13.

Upon satisfaction of the foregoing conditions with respect to the release of a Premises:

          (a) the proposed Substitute Premises shall be deemed substituted for the Premises to be replaced;

          (b) the Loan Amount for the Substitute Premises shall be the same as for the replaced Premises;

          (c) the Substitute Premises shall be referred to herein as a "Premises" and included within the definition of "Premises" and shall secure the same Obligations (as defined in the Mortgages) as were secured by the Premises that were replaced;


          (d) the Substitute Documents shall be dated as of the date of the substitution; and

          (e) FFCA will release, or cause to be released, the lien of the Mortgage, UCC-1 Financing Statements and any other Loan Documents encumbering the replaced Premises.

     14.  MISCELLANEOUS PROVISIONS.

          A. Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next Business Day, if delivered by express overnight delivery service, or (d) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

                If to Debtor:       N. Gregory Petrick
                                    Uni Realty of Wilkes-Barre, L.P.
                                    477 East Beaver Avenue
                                    State College, PA 16801-5690
                                    Telephone:     (814) 234-6000
                                    Telecopy: (814) 234-3277

               If to FFCA:          Dennis L. Ruben, Esq.
                                    Executive Vice President and General
                                     Counsel
                                    FFCA Acquisition Corporation
                                    17207 North Perimeter Drive
                                    Scottsdale, AZ  85255
                                    Telephone:     (480) 585-4500
                                    Telecopy: (480) 585-2226

          B. Brokerage Commission. FFCA and Debtor represent and warrant to each other that they have dealt with no real estate or mortgage broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement. FFCA and Debtor shall indemnify and hold each other harmless from and against any costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations and warranties contained within this Section.

          C. Waiver and Amendment. No provisions of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

          D. Captions. Captions are used throughout this Agreement for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

          E.   Intentionally Omitted.


          F. Severability. The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

          G. Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and is entered into by both parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Debtor and FFCA were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

          H. Other Documents. Each of the parties agrees to sign such other and further documents as may be appropriate to carry out the intentions expressed in this Agreement.

          I. Attorneys' Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and other costs in addition to any other relief to which it may be entitled. References in this Agreement to the attorneys' fees and/or costs of FFCA shall mean both the fees and costs ofindependent outside counsel retained by FFCA with respect to this transaction and the fees and costs of FFCA's in-house counsel incurred in connection with this transaction.

          J. Entire Agreement. This Agreement and the other Loan Documents, together with any other certificates, instruments or agreements to be delivered in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Debtor and FFCA with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Debtor and FFCA, the Commitment shall be deemed null and void and of no further force and effect and the terms and conditions of this Agreement shall control notwithstanding that such terms may be inconsistent with or vary from those set forth in the Commitment.

          K. Forum Selection; Jurisdiction; Venue; Choice of Law. Debtor acknowledges that this Agreement was substantially negotiated in the State of Arizona, the Agreement was signed by FFCA in the State of Arizona and executed and delivered by Debtor in the State of Arizona, all payments under the Notes will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Agreement, the parties hereto hereby expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona and Debtor consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Debtor waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto that all provisions of this Agreement shall be governed by and construed under the laws of the State of Arizona, without giving effect to its principles of conflicts of law. To the extent that a court of competent jurisdiction finds Arizona law inapplicable with respect to any provisions hereof, then, as to those provisions only, the laws of the states where the Premises are located shall be deemed to apply. Nothing in this Section shall limit or restrict the right of FFCA to commence any proceeding in the federal or state courts located in the states in which the Premises are located to the extent FFCA deems such proceeding necessary or advisable to exercise remedies available under this Agreement or the other Loan Documents.

          L. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

          M. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Debtor and FFCA and their respective successors and permitted assigns, including, without limitation, any United States trustee, any debtor in possession or any trustee appointed from a private panel.

          N. Survival. Except for the conditions of Closing set forth in Section 9, which shall be satisfied or waived as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Debtor and FFCA set forth in this Agreement shall survive the Closing.

          O. Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. DEBTOR AND FFCA HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, DEBTOR AND FFCA HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER AND ANY OF THE OTHER'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY IT AGAINST THE OTHER OR ANY OF THE OTHER'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY DEBTOR AND FFCA OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

          P. Transfers, Participations and Securitizations. (1) A material inducement to FFCA's willingness to complete the transactions contemplated by the Loan Documents is Debtor's agreement that FFCA may, at any time, complete a Transfer, Participation or Securitization with respect to any Note, Mortgage and/or any of the other Loan Documents or any or all servicing rights with respect thereto.

          (2) Debtor agrees to cooperate in good faith with FFCA in connection with any such Transfer, Participation and/or
     Securitization of any Note,

     Mortgage and/or any of the other Loan Documents, or any or all servicing rights with respect thereto, including, without limitation, (i) providing such documents, financial and other data, and other information and materials (the "Disclosures") which would typically be required with respect to Debtor and Lessee by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or Securitization, as applicable; provided, however, Debtor and Lessee shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and
     (ii) amending the terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfer, Participation or Securitization, so long as such amendments would not have a material adverse effect upon Debtor, Lessee or the transactions contemplated hereunder.

          (3) Debtor consents to FFCA providing the Disclosures, as well as any other information which FFCA may now have or hereafter acquire with respect to the Premises or the financial condition of Debtor and Lessee to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or Securitization, as applicable. FFCA and Debtor (and their respective Affiliates) shall each pay their own attorneys fees and other out-of-pocket expenses incurred in connection with the performance of their respective obligations under this Section.

          (4) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents from and after the closing of a Securitization, Participation or Transfer with respect to some or all of the Loans or any loan evidenced by any Other Agreement:

               (a) a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document, Master Lease or Other Agreement which relates to a loan or sale/leaseback transaction which has not been the subject of a Securitization, Participation or Transfer shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document, Master Lease, or Other Agreement which relates to a loan which has been the subject of a Securitization, Participation or Transfer;

               (b) a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document, Master Lease or Other Agreement which relates to a loan which is included in any Loan Pool shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document, Master Lease, or Other Agreement which relates to a loan which is included in any other Loan Pool;

               (c) the Loan Documents corresponding to the Notes in any Loan Pool shall not secure the obligations of any of the Debtor Entities contained in any Loan Document or Other Agreement which does not correspond to a loan in such Loan Pool; and

               (d) the Loan Documents and Other Agreements which do not correspond to a loan in any Loan Pool shall not secure the obligations of any of the Debtor Entities contained in any Loan Document or Other Agreement which does correspond to a loan in such Loan Pool.

          Q.   Pennsylvania Non-Cross-Collateralization.
     Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the Loan Documents corresponding to each Loan secured by Premises located in the Commonwealth of Pennsylvania shall not secure the obligations of Debtor and/or the Affiliates contained in any other Loan
     Documents or Other Agreements.

     IN WITNESS WHEREOF, Debtor and FFCA have entered into this Agreement as of the date first above written.


                               FFCA:

                               FFCA ACQUISITION CORPORATION, a
                               Delaware corporation


                               By  /S/ MARK E. WOOD
                               Printed Name  Mark E. Wood
                               Its  Vice President



                               DEBTOR:

                               UNI REALTY OF WILKES-BARRE, L.P., a
                               Delaware limited partnership

                               By  Uni Realty of Wilkes-Barre, Inc., a
                                   Delaware corporation, its general partner


                               By  /S/ N. GREGORY PETRICK
                                  N. Gregory Petrick
                                  Senior Vice President